Exhibit 10.19

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 10, 2017, by and between Adaptimmune, LLC (the “Company”), a limited liability corporation and wholly-owned subsidiary of Adaptimmune Limited, and Gwendolyn Binder-Scholl, an individual residing at 235 South 21st Street, Philadelphia, PA 19103 (“Executive”).

WHEREAS the Company and Executive desire to enter into this Agreement to establish and govern the terms and conditions of Executive’s employment by the Company;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Employment.  The Company agrees to employ Executive and the Executive agrees to provide services to the Company from March 1, 2011 (“Commencement of Employment”) until the termination of Executive’s employment hereunder pursuant to Section 5. The period from Commencement of Employment through the date of Executive’s termination of employment shall be referred to as the “Employment Period.”

2.              Position and Duties.

(a)               During the Employment Period, Executive shall serve as the Chief Technology Officer (CTO) of the Group and in such capacity shall have the normal duties, responsibilities, functions and authority of a CTO, subject to the power and authority of the Company’s Chief Executive Officer and the board of directors or the remuneration committee of such board of directors, as applicable (the “Board”) of Adaptimmune Therapeutics plc to expand or limit such duties, responsibilities, functions and authority, and the power and authority of the Board to overrule actions of officers of the Company.  During the Employment Period, Executive shall render such services to the Company which are consistent with Executive’s position and as the Chief Executive Officer and the Board may from time to time direct.

In this Agreement, “Group” means Adaptimmune Therapeutics plc and its subsidiaries from time to time and “Group Company” means a company which is a member of the Group and includes the Company.

(b)               During the Employment Period, Executive shall report to the Chief Executive Officer and shall devote her best efforts and her full business time and attention to the business and affairs of the Company.  Executive shall perform her duties, responsibilities and functions to the best of her abilities in a diligent, trustworthy, professional and efficient manner, shall comply with the policies and procedures of the Company and of Adaptimmune Therapeutics plc and shall comply with all applicable federal, state and/or local laws.  In performing her duties and exercising her authority under this Agreement, Executive shall develop, support and implement the business and strategic plans approved from time to time by the Board.  So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation, which the Board reasonably considers may be, or become harmful to the interests of the Company or any Group Company or which might reasonably be considered to interfere with the Executive’s duties under this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from engaging in educational, charitable, political, professional and civic activities, provided that such engagement does not interfere with Executive’s duties and responsibilities hereunder.

(c)                During the Employment Period, Executive’s primary work location shall be Philadelphia, Pennsylvania; provided, however, that Executive shall travel to other locations and countries as and when required by the Company including, but not limited to, travel to the Company’s affiliate offices in the United Kingdom.

3.              At-Will Relationship.  Executive’s employment with the Company is at-will and not for any specified period and may be terminated by either Executive or the Company at any time for any or no reason, subject to Section 5 of this Agreement.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will employment relationship.

4.              Compensation and Benefits.

(a)               Base Salary.  During the Employment Period, Executive’s base salary initially, with effect from January 1, 2017, shall be $350,000 per annum, which may be modified by the Company in its sole discretion (the “Base Salary”), and which shall be payable by the Company in regular installments in accordance with the Company’s payroll practices in effect from time to time, less applicable deductions and withholding as required by law.  For the avoidance of doubt, in any partial calendar year in the Employment Period, the Base Salary shall be prorated to reflect the period of time for which Executive is actually employed by the Company pursuant to this Agreement.  During the Employment Period, the Base Salary shall be reviewed annually by the Company in accordance with the guidelines and procedures of the Company and any Group Company applicable to similarly situated executives.

(b)               Bonus Subject to the terms of the Executive Severance Policy of Adaptimmune Therapeutics plc, in force from time to time (the “Executive Severance Policy”), in addition to the Base Salary, Executive will be eligible to receive a bonus, determined by the Board, following the end of each calendar year that ends during the Employment Period (“Annual Bonus”), subject to: (i) objective criteria set forth by the Board or an authorized delegate thereof on an annual basis; and (ii) the overall performance of the Company and the Group. The initial target Annual Bonus with effect from January 1, 2017 shall be forty-five percent (45%) of Executive’s Base Salary. The Annual Bonus shall be pro-rated for any year of employment and paid in a single lump sum no later than March 15, of the year following the calendar year in which the Annual Bonus, if any, was earned.  For clarity the Executive will be eligible to receive an Annual Bonus for each calendar year where the objective criteria referred to in Section 4(b)(i) above are met unless as a result of the overall performance of the Company and any Group Company in any particular calendar year, the Board or an authorized delegate thereof determines that: (i) no annual bonuses (or equivalent payments) will be paid to any senior executives of the Company and/or of any Group Company with respect to such calendar year, in which case the Annual Bonus will not be paid to the Executive; or (ii) reduced annual bonuses (or equivalent payments) will be paid to any senior executives of the Company and/or of any Group Company with respect to each calendar year, in which case the Annual Bonus payable to the Executive shall also be reduced.

Executive must be employed by the Company on December 31st of the calendar year on which the bonus is based in order to be eligible to receive the Annual Bonus.  Any Annual Bonus payments shall be paid to Executive less applicable deductions and withholding as required by law.  Nothing in this Agreement will preclude the Company from changing or altering the objective criteria referred to under Section 4(b)(i), in whole or in part, in the Company’s sole discretion.

(c)                Stock Options. During the Employment Period, Executive shall be eligible to participate in the equity plans sponsored and/or maintained by the Company and its affiliates from time to time, in accordance with the terms of any such plans, at the sole and absolute discretion of the Company and the Board.

(d)               Employee Benefits.  During the Employment Period, Executive shall be entitled to participate in all of the Company’s then-existing employee benefit programs for which senior executive employees of the Company are generally eligible.  Nothing in this Agreement will preclude the Company from changing, altering or terminating any of the plans or programs for which employees of the Company are eligible, in whole or in part, in the Company’s sole discretion.

(e)                 Vacation.  During the Employment Period, Executive shall receive paid vacation per calendar year (prorated to reflect the period of time for which Executive is actually employed by the Company pursuant to this Agreement), to be accrued and taken in accordance with the Company’s then-existing vacation policies.  Any accrued but unused vacation remaining at the end of the Employment Period shall be paid to Executive in accordance with the Company’s payroll practices in effect at such time.

(f)                  Business Equipment.  During the Employment Period, the Company shall provide Executive with equipment for business use in accordance with the Company’s then-existing device policy (“Business Equipment”).  The Company also agrees to pay reasonable related monthly service charges for the Business Equipment.  Executive understands that the Business Equipment provided by the Company is for business use and will remain the property of the Company.  Upon termination of employment or on demand by the Company at any time, Executive agrees to immediately return the Business Equipment without copying, deleting or otherwise modifying any data, documents or information stored on the Business Equipment.

5.                     Notice of Termination

(a)                Notice of Termination.  Subject to the terms of this Agreement, the Employment Period and Executive’s employment with the Company may be terminated by the Company immediately at any time and for any or no reason, and by Executive for any reason including but not limited to Good Reason, on provision of 60 days written notice.  Any termination of employment by the Company or by Executive under this Section 5 shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon (a “Notice of Termination”).

(b)                The Executive Severance Policy as in force from time to time shall apply to the Executive in relation to the Employment. Such policy may be amended or terminated in accordance with the terms of the policy, save that where any proposed amendment or termination substantially reduces the rights of Executive following the termination of Executive’s employment: (i) the Company will consult with Executive on such proposed amendment or termination; and (ii) any such substantial reduction in the rights or benefits of Executive must be agreed with Executive. Where, following consultation, Executive does not agree to any such proposed amendment or termination, then the Executive Severance Policy shall continue in full force and effect without such proposed amendment or termination.

6.                     Confidential Information.

(a)                Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, during the Employment Period and after employment ends (regardless of the reason), without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any non-public confidential or proprietary information with respect to the Company and/or its subsidiaries and affiliates, including, without limitation, their business relationships, negotiations and past, present and prospective activities, methods of doing business, know-how, trade secrets, data, formulae, product designs and styles, product development plans, customer lists, investors, and all papers, resumes and records (including computer records) of the documents containing such information (“Confidential Information”). Executive stipulates and agrees that as between Executive and the Company the foregoing matters are important and that material and confidential proprietary information and trade secrets affect the successful conduct of the businesses of the Company and its subsidiaries and affiliates (and any successor or assignee of the Company or its subsidiaries and affiliates).  Nothing about the foregoing shall preclude Executive from testifying truthfully in any forum or from providing truthful information to any government agency or commission.

(b)                                 Executive agrees not to remove from the Company’s premises any property of the Company including, but not limited to, documents, records, or materials containing any Confidential Information, except as necessary to perform Executive’s work for the Company.

(c)                                  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination of Executive’s employment (regardless of the reason): (i) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company or its subsidiaries or affiliates or prepared by Executive during the term of Executive’s employment by the Company, regardless of whether Confidential Information is contained therein; and (ii) all physical property of the Company or its subsidiaries or affiliates which Executive received in connection with Executive’s employment with the Company including, without limitation, credit cards, passes, door and file keys, and computer hardware and software existing in tangible form.

(d)                                 Executive represents and warrants to the Company that Executive took nothing with her which belonged to any former employer when Executive left her prior position and that Executive has nothing that contains any information which belongs to any former employer.  If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer.  The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

7.              Work Product and Intellectual Property, Inventions and Patents.

(a)          For purposes of this Agreement, “Work Product” shall include (i) all works, materials, ideas, innovations, inventions, discoveries, techniques, methods, processes, formulae, compositions, developments, improvements, technology, know-how, algorithms, data and data files, computer process systems, computer code, software, databases, hardware configuration information, research and development projects, experiments, trials, assays, lab books, test results, specifications, formats, designs, drawings, blueprints, sketches, artwork, graphics, documents, records, writings, reports, machinery, prototypes, models, sequences, and components; (ii) all tangible and intangible embodiments of the foregoing, of any kind or format whatsoever, including in printed and electronic media; and (iii) all Intellectual Property Rights (as defined below) associated with or related to the foregoing.

“Company Work Product” shall include all Work Product that Executive partially or completely creates, makes, develops, discovers, derives, conceives, reduces to practice, authors, or fixes in a tangible medium of expression, whether solely or jointly with others and whether on or off the Company’s premises, in connection with the Company’s business (w) while employed by the Company, or (x) with the use of the time, materials, or facilities of the Company or its affiliates, or (y) relating to any product, service, or activity of the Company or its affiliates of which Executive has knowledge, or (z) suggested by or resulting from any work performed by Executive for the Company or its affiliates.

(b)                         For purposes of this Agreement, “Intellectual Property Rights” means any and all worldwide rights, title, or interest existing now or in the future under patent law, trademark law, copyright law, industrial rights design law, moral rights law, trade secret law, and any and all similar proprietary rights, however denominated, and any and all continuations, continuations-in-part, divisions, renewals, reissue, reexaminations, extensions and/or restorations thereof, now or hereafter in force and effect, including without limitation all patents, patent applications, industrial rights, mask works rights, trademarks, trademark applications, trade names, slogans, logos, service marks and other marks, copyrightable material, copyrights, copyright applications, moral rights, trade secrets, and trade dress.

(c)                          Executive acknowledges and agrees that all Company Work Product is and shall belong to the Company.  Executive shall and hereby does irrevocably assign and transfer to the Company all of Executive’s right, title, and interest in and to all Company Work Product, which assignment shall be effective as of the moment of creation of such Company Work Product without requiring any additional actions of the parties.

(d)                                       All copyrightable material included in Company Work Product that qualifies as a “work made for hire” under the U.S. Copyright Act is deemed a “work made for hire” created for and owned exclusively by the Company, and the Company shall be deemed the owner of the copyright and all other Intellectual Property Rights associated therewith.

(e)                                        To the extent any of the rights, title, and interest in and to Company Work Product cannot be assigned by Executive to the Company, Executive hereby grants to the Company a perpetual, exclusive, royalty-free, transferable, assignable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title, and interest.  To the extent any of the rights, title, and interest in and to Company Work Product can neither be assigned nor licensed by Executive to the Company, Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title, and interest against the Company or its affiliates, or its and their directors, officers, agents, employees, contractors, successors, or assigns.  For the avoidance of doubt, this Section 7(e) shall not apply to any Work Product that (i) does not relate, at the time of creation, making, development, discovery, derivation, conception, reduction to practice, authoring, or fixation in a tangible medium of expression of such Work Product, to the Company’s business or actual or demonstrably anticipated research, development or business; and (ii) was developed entirely on Executive’s own time; and (iii) was developed without use of any of the Company’s equipment, supplies, facilities, or trade secret information; and (iv) did not result from any work Executive performed for the Company.

(f)                                   Executive agrees, represents, and warrants that to the extent any Prior Work Product exists relating in any way to the Company’s existing business, or demonstrably anticipated research and development or future business, which was created, made, developed, discovered, derived, conceived, reduced to practice, authored, or fixed in a tangible medium of expression by Executive prior to Executive’s employment with the Company (collectively, the “Prior Work Product”) the Executive shall notify the Company of such Prior Work Product and obtain the Company’s prior written consent prior to using in any way the Prior Work Product during the course of the Executive’s employment with the Company.  Executive agrees, represents, and warrants that Executive has no rights in or to any Work Product related to Executive’s employment with the Company, or to the Company and its affiliates generally, other than the Prior Work Product.  Executive  hereby grants to the Company a perpetual, royalty-free, irrevocable, worldwide, fully paid-up license (with rights to transfer, assign, and sublicense through multiple tiers of sublicensees) to practice all Intellectual Property Rights relating to any Prior Work Product that Executive uses, incorporates, or permits to be incorporated, in any Company Work Product.  Notwithstanding the foregoing, Executive will not use, incorporate, or permit to be incorporated, any Prior Work Product in any Company Work Product without the Company’s prior written consent.

(g)                                  Executive agrees, during and after Executive’s employment, to perform and to assist the Company, its affiliates, and its and their successors, assigns, delegates, nominees, and legal representatives with all acts that the Company deems necessary or desirable to permit and assist the Company in applying for, obtaining, perfecting, protecting, and enforcing the full benefits, enjoyment, rights, and title throughout the world of the Company in and to all Company Work Product, which acts and assistance may include, without limitation, the signing and execution of documents (at no cost to the Company) and assistance or cooperation in the filing, prosecution, registration, and memorialization of assignment of any applicable Intellectual Property Rights; acts pertaining to the enforcement of any applicable Intellectual Property Rights; and acts pertaining to other legal proceedings related to Company Work Product.  If the Company is unable for any reason to secure Executive’s signature to any document that the Company deems necessary or desirable to permit and assist the Company in applying for, obtaining, perfecting, protecting, and enforcing the full benefits, enjoyment, rights and title throughout the world of the Company in and to all Company Work Product, Executive hereby irrevocably designates and appoints the Company, its officers, and directors as Executive’s attorney in fact to sign and execute such documents in Executive’s name, all with the same legal force and effect as if executed by Executive.  This designation of power of attorney is a power coupled with an interest and is irrevocable.  Executive will not retain any proprietary interest in any Company Work Product and shall not register, file, seek to obtain, or obtain any Intellectual Property Rights covering any Company Work Product in Executive’s own name.

(h)                                 Executive agrees to disclose and describe to the Company promptly and in writing to the Company all Company Work Product to which the Company is entitled as provided above.  Executive shall deliver all Company Work Product in Executive’s possession whenever the Company so requests, and, in any event, prior to or upon Executive’s termination of employment.  After the Company confirms receipt of Company Work Product, Executive shall delete or destroy all Company Work Product in Executive’s possession whenever the Company so requests and at the Company’s reasonable direction, without retaining any copies thereof, and, in any event, prior to or upon Executive’s termination of employment.

(i)                                     Consistent with Executive’s obligations under Section 6, Executive shall hold in the strictest confidence, and will not disclose, furnish or make accessible to any person or entity (directly or indirectly) Company Work Product, except as required in accordance with Executive’s duties as an employee of the Company.

(j)                  Executive agrees to disclose promptly in writing to the Company all Work Product created, made, developed, discovered, derived, conceived, reduced to practice, authored, or fixed in a tangible medium of expression by Executive for three (3) months after the termination of employment with the Company, whether or not Executive believes such Work Product is subject to this Agreement, to permit a determination by the Company as to whether or not the Work Product is or should be the property of the Company.  Executive recognizes that Work Product or Confidential Information relating to Executive’s activities while working for the Company and created, made, developed, discovered, derived, conceived, reduced to practice, authored, or fixed in a tangible medium of expression by Executive, alone or with others, within three (3) months after termination of Executive’s employment with the Company, may have been so created, made, developed, discovered, derived, conceived, reduced to practice, authored, or fixed in a tangible medium of expression by Executive in significant part while employed by the Company.  Accordingly, Executive agrees that such Work Product and Confidential Information shall be presumed to have been created, made, developed, discovered, derived, conceived, reduced to practice, authored, or fixed in a tangible medium of expression during Executive’s employment with the Company and are to be promptly disclosed and assigned to the Company unless and until Executive establishes the contrary by written evidence satisfying a clear and convincing evidence standard of proof.

(k)               For the avoidance of doubt, Executive shall not be entitled to any additional or special compensation or reimbursement in fulfilling Executive’s obligations under this Section 7, except that the Company, in its sole discretion, may reimburse Executive for any reasonable expenses which Executive may incur on behalf of the Company.

8.                    Immunity under Defend Trade Secrets Act of 2016

The Defend Trade Secrets Act of 2016 (the “Act”) provides that:  (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Act further provides that:  an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:  (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

9. Non-Competition; Non-Solicitation.

(a)               Non-Competition. During the Employment Period and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not, without the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage or participate in a Competitive Business operating within the Restricted Area.

As used in this Agreement, the term “Competitive Business” means any firm or business organization that competes with the Company or any affiliated company in the business of developing, designing, testing, marketing, selling, distributing or manufacturing products or services involving the use of T cell receptors in T cell therapy to treat or diagnose human disease. Notwithstanding the foregoing, Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competitive Business.

As used in this Agreement, the term “Restricted Area” means the United States, the United Kingdom and any other country in which the Company or any affiliated company; (i) at any time in the twelve (12) months preceding the termination of the Employment Period, has marketed, sold and/or distributed products or services involving the use of T cell receptors in T cell therapy to treat or diagnose human disease; or (ii) plans to, during the Restricted Period, market, sell and/or distribute products or services involving the use of T cell receptors in T cell therapy to treat or diagnose human disease.

(b)               Non-Solicitation of Employees. During the Employment Period and the Restricted Period, Executive shall not, directly or indirectly (through another person, entity or otherwise): (i) solicit, induce or attempt to induce any Restricted Person of the Company or any affiliated company to leave the employ of the Company or any affiliated company, or in any way interfere with the relationship between the Company or any affiliated company and any employee thereof; or (ii) hire any Restricted Person who was employed by the Company or any affiliated company at any time during the six (6) months prior to such person’s hiring by Executive.

In this Agreement, “Restricted Person” means anyone employed or engaged by the Company or any affiliated company at the level of line management or above or equivalent or scientific staff and who was so employed or engaged in the six months prior to the termination of employment. The non-solicitation provisions explicitly cover all forms of oral, written or electronic communication, including, but not limited to, communications by email, regular mail, telephone, fax, instant message and social media platforms whether or not in existence at the date of this Agreement.

(c)                Non-Solicitation of Others. During the Employment Period and the Restricted Period, Executive shall not, directly or indirectly (through another person, entity or otherwise): (i) contact, solicit or accept the business of any customer, vendor or client of the Company or affiliated company for any reason except for non-competing purposes unrelated to the use of T cell receptors in T cell therapy to treat or diagnose human disease; or (ii) induce or seek to influence any customer, vendor or client of the Company or affiliated company to discontinue, modify or reduce its business relationship with the Company or affiliated company for any reason.

(d)               If, at the time of enforcement of Section 6, 7 or 9 of this Agreement, a court shall hold that the duration, scope or geographical area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e)                Executive acknowledges that Executive’s compliance with Sections 6, 7 and 9 of this Agreement is necessary to protect the goodwill, customer relations, trade secrets, confidential information and other proprietary and legitimate business interests of the Company.  Executive acknowledges that any breach of any of these covenants will result in irreparable and continuing damage to the Company’s business for which there will be no adequate remedy at law and Executive agrees that, in the event of any such breach of the aforesaid covenants, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be available at law or in equity.  Accordingly, Executive expressly agrees that upon any breach, or threatened breach, of the terms of this Agreement, the Company shall be entitled as a matter of right, in any court of competent jurisdiction in equity or otherwise to enforce the specific performance of the Executive’s obligations under this Agreement, to obtain temporary and permanent injunctive relief without the necessity of proving actual damage to the Company or the inadequacy of a legal remedy, and without posting bond.  In the event a court orders the Company to post a bond in order to obtain such injunctive relief for a claim under this Agreement, Executive agrees that the Company will be required to post only a nominal bond.  The rights conferred upon the Company in this Section shall not be exclusive of any other rights or remedies that the Company may have at law, in equity or otherwise.

(f)                                         In the event that Executive violates any of the covenants in this Agreement and the Company commences legal action for injunctive or other relief, then the Company shall have the benefit of the full period of the covenants such that the covenants shall have the duration of twelve (12) months computed from the date Executive ceased violation of the covenants, either by order of the court or otherwise.  Executive acknowledges that any claim or cause of action of Executive against the Company shall not constitute a defense to the enforcement by the Company of the covenants of Executive in this Agreement.  In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, Executive shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit.

(g)                                        Executive acknowledges and agrees that the restrictive covenants contained herein (i) are necessary for the reasonable and proper protection of the goodwill of the Company and its trade secrets, proprietary data and confidential information, (ii) are reasonable with respect to length of time, scope and geographic area and (iii) will not prohibit Executive from engaging in other businesses or employment for the purpose of earning a livelihood following the termination of Executive’s relationship with the Company.

10.                               Executive’s Representations and Covenants. Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity; (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and (iv) Executive is authorized to work in the United States without restriction.  Executive hereby acknowledges and represents that she has been made aware of her right to consult with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.  Executive further covenants that she shall not make any statements, other than pursuant to the performance of her job duties and responsibilities, to the press or other media in connection with the Company and/or any affiliated company at any time either during or after the Employment Period without the prior consent of the Chief Executive Officer.

11. Debarment

(a)                                            Executive hereby certifies to the Company that, as provided in Section 306(a) and Section 306(b) of the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. SS 335a(a) and 335a(b)) and/or under any equivalent law within or outside the United States, Executive has not in the past been and/or is not currently (or threatened to be or subject to any pending action, suit, claim investigation or administrative proceeding which could result in Executive being) (i) debarred or (ii) excluded from participation in any federally funded healthcare program or (iii) otherwise subject to any governmental sanction in any jurisdiction (including disqualification from participation in clinical research) that would affect or has affected Executive’s ability to perform Executive’s obligations under this Agreement, or Executive’s employment with the Company or prevent Executive from working for the Company in any capacity in any jurisdiction.

(b)                Executive hereby confirms that Executive is not on any of the following exclusion lists: (a) Food and Drug Administration Debarment List; (b) General Services Administration Excluded Parties List System; or (c) Office of Inspector General List of Excluded Individuals/Entities. Executive warrants and represents to the Company that Executive will notify the Company immediately if any of the foregoing occurs or is threatened and that the obligation to provide such notice will remain in effect following the termination of Executive’s employment with the Company for any reason, voluntary or involuntary. Any violation of this section by Executive may result in the withdrawal of the offer of engagement or the termination of Executive’s employment with the Company. Immediately upon the request of the Company at any time, Executive will certify to the Company in writing Executive’s compliance with the provisions of this section. Executive hereby confirms that Executive understands that the Company will verify the information the Executive certifies under this Agreement. Falsified or incorrect information provided by the Executive may result in the withdrawal of the offer of engagement or the termination of Executive’s employment with the Company.

12. Survival.  Sections 5 through 23, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

13. Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Gwendolyn Binder-Scholl

at such address as most currently appears in the records of the Company

Notices to the Company:

Adaptimmune, LLC

351 Rouse Boulevard

Philadelphia

PA 19112

Attention: Chief Executive Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

14. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16. No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17. Counterparts.  This Agreement may be executed in separate counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18. Successors and Assigns.  This Agreement, including, but not limited to, the terms and conditions in Sections 6, 7 and 9, shall inure to the benefit of, and be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties hereto, but in no event may Executive assign or delegate to any other party Executive’s rights, duties or obligations under this Agreement.  Executive further hereby consents and agrees that the Company may assign this Agreement (including, but not limited to, Sections 6, 7 and 9) and any of the rights or obligations hereunder to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of the Company’s control and/or ownership of its assets or business.  In such event, Executive agrees to continue to be bound by the terms of this Agreement.

19. Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

20. Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with or without Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

21. Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

22. Agreement to Arbitrate.

(a)         Notwithstanding any express provision to the contrary, Executive and the Company agree that any claim, controversy or dispute between Executive and the Company (including without limitation the Company’s affiliates, officers, executives, representatives, or agents) arising out of or relating to this Agreement, the employment of Executive, the cessation of employment of Executive, or any matter relating to the foregoing shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Philadelphia, Pennsylvania, and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (i) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Agreement must be held confidential by the Executive; (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement; and (iii) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render his/her decision.

(b)                                 All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company.  All legal fees incurred by the parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees.

(c)                                  Any arbitration award shall be final and binding upon the parties, and any court having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Executive, including without limitation, any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1991, the Equal Pay Act, the Family and Medical Leave Act or any other federal, state or local laws or regulations pertaining to the Executive’s employment or the termination of the Executive’s employment.

(d)                                 All claims must be arbitrated, with the limited exception of claims for violations of Sections 6, 7 and 9 of this Agreement.  In the event of an alleged breach of Sections 6, 7 or 9 of this Agreement by Executive, the Company has the option to elect between arbitration and a judicial forum.

23. Corporate Opportunity.  During the Employment Period, Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware (including in Executive’s capacity as agent, employee, director or officer of the Company), irrespective of Executive’s evaluation of the reasonableness or desirability of the Company’s investigation thereof, which relate to the business of the Company or any of its affiliates or subsidiaries (the “Business”) at any time during the Employment Period (“Corporate Opportunities”).  Executive acknowledges that all such Corporate Opportunities are for the benefit of the Company and that Executive would be in breach of her duties to the Company if Executive accepted or pursued, directly or indirectly, any such Corporate Opportunity on Executive’s own behalf.

As used in this Agreement, the term “Business” means the business of developing, designing, testing, marketing, selling, distributing or manufacturing products or services involving the use of T cell therapy to treat or diagnose human disease and/or any further business that may be developed by the Company or any of its affiliates of which Executive is aware.

24. Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall reasonably cooperate with the Company and its affiliates or subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive’s being reasonably available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments) at reasonable times.  In the event the Company requires Executive’s cooperation in accordance with this Section 24, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts).  Nothing about the foregoing shall preclude Executive from testifying truthfully in any forum or from providing truthful information to any government agency or commission.

25. 409A Compliance.

(a)               The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event shall the Company or its subsidiaries or affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive under Section 409A or damages for failing to comply with Section 409A.

(b)               A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)               To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A: (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) any such right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)               For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)               Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

ADAPTIMMUNE, LLC

By:	/s/ H Tayton-Martin

Name:	Helen Tayton-Martin

Position:	President & Secretary

/s/ Gwendolyn Binder-Scholl
Gwendolyn Binder-Scholl